FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2009 THIRD QUARTER RESULTS

HOUSTON, TX – November 9, 2009 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced results for the third quarter and nine months ended September 30, 2009.

$ in millions (except per share data)	3 Months ended 09-30-09	Over (Under) 9-30-08	% Change	9 Months ended 09-30-09	Over (Under) 9-30-08	% Change
Revenues	$103.9	$(10.2)	(9.0)%	$319.2	$13.4	4.4%
Gross profit	$16.5	$4.0	31.6%	$46.9	$14.5	44.8%
Gross margin	15.9%	11.0%		14.7%	10.6%
Operating income	$13.0	$3.5	37.4%	$36.4	$14.1	63.2%
Net income attributable to common stockholders	$8.1	$2.1	35.4%	$22.9	$8.7	61.2%
Diluted net income per share attributable to common stockholders	$0.59	$0.15	34.1%	$1.67	$0.63	60.6%

Commenting on the results, Joe Harper, Sr., Sterling’s President and Chief Operating Officer, said, “We are pleased with the record profitability we achieved in the third quarter and for the nine months of 2009.  Gross profit for the quarter was well ahead of 2008 due to better productivity as a result of generally better weather and the favorable mix in the stage of completion and profitability of contracts.  The third quarter gross margin percentage of 15.9% is both exceptional and welcome, but is unlikely to be representative of the margins in the final quarter of 2009 and for the fiscal year 2010.”

He continued, “Through the first nine months of the year, we have already exceeded our published guidance on profitability measures and, barring unforeseen events, we should exceed our guidance for operating income, net income and diluted earnings per share for 2009.  However, we believe that our full year revenues will be below the range of our previously issued guidance.”

Pat Manning, Sterling’s Chairman and Chief Executive Officer added, “We closed the current third quarter with backlog of approximately $371 million, compared to $344 million at June 30, 2009 and $511 million at September 30, 2008.  Through the first nine months of the year, we were awarded or were the apparent low bidder on $242 million of new contracts, including $131 million in the third quarter of 2009. In the near-term, we are experiencing increased competition in our markets and while we are willing to bid at lower than historical profit margins, we will maintain our pricing discipline which could result in backlog contraction.”

Sterling Construction News Release                                                                                                                                             Page 2
November 9, 2009

Mr. Manning noted, “In general, the total state highway and bridge construction budgets in the markets we serve appear higher in 2010 than in 2009.  However, a replacement for the SAFETEA-LU bill was not enacted upon its expiration on September 30, 2009.  Federal financial assistance to states for highways and bridges is currently on a month-to-month basis.   State contract awards for highway and bridge construction under the economic-stimulus legislation enacted in February of this year have to date been less than anticipated.  With regard to municipal infrastructure project budgets, funding should increase in 2010 versus 2009 in San Antonio but decline somewhat in Houston.”

Discussing the outlook for 2010, Mr. Manning continued, “More than in any time in the recent past, market and funding visibility is very limited.  Based on the factors discussed above and the more competitive bidding climate, our 2010 revenues and net income attributable to common stockholders could be below, and may be substantially below, those expected for 2009.  We have taken appropriate action including reducing headcount, and we will continue to monitor headcount and discretionary expenses and make adjustments as appropriate.  Given the current level of difficulty in forecasting in our industry and the funding uncertainties in our markets, we have decided to discontinue guidance. We believe the ranges we would have to provide in 2010 to reflect these uncertainties would not be meaningful to investors.”

Mr. Harper added, “We believe that our markets and funding sources will recover from the current conditions and that our backlog, revenues and income will return to levels more consistent with historical levels. However, we cannot predict the timing of a return to more normal markets.  We also believe that the Company is in a sound financial condition and has the resources and management experience to weather current market conditions and continue to successfully bid for projects as they become available at acceptable profit margin levels.”

Jim Allen, Sterling’s CFO, noted, “Our financial position and liquidity remain strong, with working capital of approximately $115.8 million, including cash, cash equivalents and short-term investments of $103.5 million at September 30, 2009.  We had total assets of $308.9 million and common stockholders’ equity of $183.1 million.  Year-to-date, we have paid down borrowings of approximately $15 million, and at close of the third quarter, we had approximately $33.2 million of borrowing capacity available under our $75 million credit facility.  Continuing our current policy of keeping capital expenditures to a minimum, only $4.4 million has been invested in the replacement of equipment and the expansion of our office and shop facilities through September 30, 2009 compared to $17.0 million at September 30, 2008.”
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Sterling Construction News Release                                                                                                                                          Page 3
November 9, 2009

Conference Call and Filings
Sterling’s management will hold a conference call to discuss third quarter results and recent corporate developments, at 11:00 am ET/ 10:00 am CT today, Monday, November 9, 2009.  The call will be hosted by Patrick Manning, Chairman and Chief Executive Officer, Joe Harper, Sr., President and Chief Operating Officer, and James H. Allen, Jr., Chief Financial Officer.  Interested parties may participate in the call by dialing 706-679-0858 ten minutes before the conference is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas, Nevada and other states where there are contracting opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of "forward-looking statements" under the Private Securities Litigation Reform Act of 1995.  Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors' and customers' actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company's filings with the Securities and Exchange Commission.  Accordingly, such statements should be considered in light of these risks.  Any prediction by the Company is only a statement of management's belief at the time the prediction is made.  There can be no assurance that any prediction once made will continue thereafter to reflect management's belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

The Company will file its 2009 Third Quarter Report on Form 10-Q with the U.S. Securities and Exchange Commission on Monday, November 9, 2009.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
James H. Allen, Jr., CFO                                                                                                        The Equity Group Inc.
Joseph P. Harper, Sr., Pres. & COO                                      Linda Latman 212-836-9609
281-821-9091                                                                                                                            Lena Cati  212-836-9611

(See Accompanying Tables)

Sterling Construction News Release                                                                                                                                          Page 4
November 9, 2009

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008

Revenues	$103,929	$114,148	$319,170	$305,802
Cost of revenues	87,387	101,576	272,238	273,389
Gross profit	16,542	12,572	46,932	32,413
General and administrative expenses	(3,508)	(3,201)	(10,536)	(10,090)
Other income (expense)	(70)	61	(30)	(41)
Operating income	12,964	9,432	36,366	22,282
Interest income	129	303	406	813
Interest expense	(52)	(144)	(154)	(426)
Income before income taxes andearnings attributable to thenoncontrolling interest	13,041	9,591	36,618	22,669
Income tax expense	(4,214)	(3,245)	(12,154)	(7,616)
Net income	8,827	6,346	24,464	15,053
Less: Net income attributable to thenoncontrolling interest inearnings of subsidiary	(735)	(368)	(1,521)	(819)
Net income attributable to Sterlingcommon stockholders	$8,092	$5,978	$22,943	$14,234

Net income per share attributable to Sterling commonstockholders:
Basic	$0.61	$0.46	$1.73	$1.09
Diluted	$0.59	$0.44	$1.67	$1.04

Weighted average number of common shares outstanding used incomputing per share amounts:
Basic	13,275,416	13,125,671	13,229,268	13,101,766
Diluted	13,740,464	13,705,477	13,732,834	13,702,800

Sterling Construction News Release                                                                                                                                          Page 5
November 9, 2009
STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
 (Unaudited)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$62,239	$55,305
Short-term investments	41,231	24,379
Contracts receivable, including retainage	66,387	60,582
Costs and estimated earnings in excess of billings on uncompletedcontracts	6,196	7,508
Inventories	1,224	1,041
Deposits and other current assets	1,257	3,907
Total current assets	178,534	152,722
Property and equipment, net	71,681	77,993
Goodwill	57,232	57,232
Other assets, net	1,423	1,668
Total assets	$308,871	$289,615
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,475	$26,111
Billings in excess of costs and estimated earnings on uncompleted contracts	25,693	23,127
Current maturities of long-term obligations	73	73
Income taxes payable	23	547
Other accrued expenses	9,492	7,741
Total current liabilities	62,756	57,599
Long-term liabilities:
Long-term debt, net of current maturities	40,428	55,483
Deferred tax liability, net	15,051	11,117
Put liability related to and noncontrolling owner's interest insubsidiary	7,568	6,300
Total long-term liabilities	63,047	72,900
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share; authorized 1,000,000shares, none issued	--	--
Common stock, par value $0.01 per share; authorized 19,000,000shares, 13,285,244 and 13,184,638 shares issued and outstanding	132	131
Additional paid-in capital	150,902	150,223
Retained earnings	32,034	8,762
Total Sterling common stockholders’ equity	183,068	159,116
Total liabilities and stockholders’ equity	$308,871	$289,615